Exhibit 23(a), Form 10-K
Kansas City Life Insurance Company


Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Kansas City Life Insurance Company (the Company) of our report dated January 22, 1996, included in the 1995 Annual Report to Shareholders of Kansas City Life Insurance Company.

Our audits also included the financial statement schedules of Kansas City Life Insurance Company listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, with respect to which the date is January 22, 1996, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-97351) pertaining to the Savings and Investment Plan of Kansas City Life Insurance Company of our report dated January 22, 1996, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Kansas City Life Insurance Company.



 /s/ Ernst & Young LLP


Kansas City, Missouri
March 22, 1996